EXHIBIT 10.7
Omnibus Agreement – [insert year]: PIP;ELTIP;Stock Options
AGREEMENT PURSUANT TO
XEROX HOLDINGS CORPORATION
PERFORMANCE INCENTIVE PLAN
AGREEMENT, by Xerox Holdings Corporation, a New York corporation (the “Company”), dated as of the date that appears in the award summary that provides the number of options to purchase shares of common stock of the Company and vesting provisions of the award (the “Award Summary”) in favor of the individual whose name appears on the Award Summary, who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the “Employee”).
In accordance with the provisions of the Xerox Holdings Corporation Performance Incentive Plan and any amendments and/or restatements thereto (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.
The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:
AWARDS
1.Award of Stock Options. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the date of agreement and award set forth on the Award Summary (the “Grant Date”) options to purchase shares of Common Stock (as defined in the Plan) of the Company, equal to the number of options set forth in the Award Summary (the “Options”), at a price per share equal to the exercise price set forth in the Award Summary (the “Exercise Price”). Each Option entitles the Employee to purchase, on exercise, one share of the Company’s Common Stock subject to the conditions of the Plan and this Agreement. The Exercise Price and the number of Options awarded pursuant to this Agreement may be adjusted to the extent provided by the terms of the Plan and such adjusted Exercise Price and number of Option awarded shall be substituted for such terms as set forth in the Award Summary for all purposes of the Plan and this Agreement unless otherwise determined by the Company. Any such adjustment, however, is void and without effect if it would constitute a “modification” as defined in regulations or valid guidance under Section 409A of the Code. No Option pursuant to this Agreement is intended to qualify as an incentive stock option under Section 422 of the Code. No right or feature of any Option under this Agreement is intended to create a deferral of compensation as defined in regulations or valid guidance under Section 409A of the Code, and any such right or feature is void and without effect. Notwithstanding anything herein to the contrary, only active Employees and those Employees on Short Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (pursuant to the Company’s Human Resources Policies or similar policies of the Company’s subsidiaries or affiliates) on the Grant Date shall be eligible to receive the award. If an award is made to an individual that causes the stock subject to the award to fail to be service recipient stock, as defined by regulations and valid guidance under Section 409A of the Code, such award is cancelled as of the date of such failure.
TERMS OF THE OPTIONS
2.Vesting. The employee’s right to exercise Options vests on the vesting dates and according to the conditions set forth in the Award Summary or on any earlier vesting date set forth in this Agreement. No Option may be exercised before the vesting date.
3.Expiration. The Options shall expire on the 10th anniversary of the Grant Date (the “Expiration Date”) except as otherwise provided herein. Upon a termination of employment, the Options shall expire on the date provided in the Agreement, but not later than the Expiration Date. No Option may be exercised as of or after the date it expires or is cancelled. The Company may at its discretion amend the Agreement to provide an Expiration Date later than the Expiration Date set forth herein, or amend the date on which the Options will expire as set forth in the Agreement or the Award Summary, except that any amendment of the Agreement or Award Summary is void and without effect if it would constitute an “extension” as defined in regulations or valid guidance under Section 409A of the Code.

(a)Voluntary termination of employment except retirement and voluntary reduction in force. If the Employee voluntarily ceases to be an Employee of the Company or any subsidiary or affiliate (together, the “Employer”) for any reason except retirement or the Employee’s voluntary termination of employment due to a reduction in the workforce, the total number of Options that will have vested under this Agreement as of termination of employment equals the applicable percentage set forth in the Award Summary multiplied by the number of Options awarded under this Agreement. Non-vested Options will expire on the date of termination of employment. Vested Options will expire on the earlier of the Expiration Date or the date that is three months after the date of termination of employment.
(b)Retirement. If the Employee ceases to be an Employee of the Employer by reason of retirement (which for purposes of this Agreement only, shall mean, for a U.S. employee, termination of employment with the Employer after attaining age 55 and 10 years of service with the Employer, or age 60 and 5 years of service with the Employer) Options will become nonforfeitable on a pro rata basis as set forth in this Paragraph  3(b), which may, at the discretion of the Company, be contingent upon the Employee executing a general release, and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company.
The total number of Options under this Agreement that will have become nonforfeitable as of termination of employment on a pro rata basis pursuant to this Paragraph  3(b) equals (i) a percentage equal to the sum of (a + b + c) multiplied by (ii) the total number of Options awarded under this Agreement where:
a = (m/12) x 25%
b = (m/24) x 25%
c = (m/36) x 50%
and m is the number of actual months of service performed for the Employer as of termination of employment on and after the Grant Date, except that m shall not exceed 12 for purposes of calculating a; m shall not exceed 24 for purposes of calculating b; and m shall not exceed 36 for purposes of calculating c.
Options other than nonforfeitable Options will expire on the date of termination of employment. To the extent nonforfeitable under this Paragraph 3(b), Options will vest on the vesting date set forth in the Award Summary. Options that vest on or before termination of employment will expire on the earlier of the Expiration Date or the date that is three months after termination of employment. Options that become nonforfeitable under this Paragraph 3(b) and vest after termination of employment will expire on the earlier of the Expiration date or the date that is three months after the applicable vesting date.
(c)Involuntary terminations without Cause and voluntary reductions in force. If the Employee involuntarily ceases to be an Employee of the Employer for any reason (including disability as provided pursuant to Paragraph  3(g) below) other than death or for Cause, or voluntarily ceases to be an Employee of the Employer due to a reduction in workforce, Options will become nonforfeitable on a pro-rata basis, which may, at the discretion of the Company, be contingent upon the Employee executing a general release, and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company. Such Options will become nonforfeitable on a pro-rata basis based on the Employee’s actual months of service with the Employer in the same manner as set forth at Paragraph 3(b).
Options other than nonforfeitable Options will expire on the date of termination of employment. To the extent nonforfeitable under this Paragraph 3(c), Options will vest on the vesting date set forth in the Award Summary. Options that vest on or before termination of employment will expire on the earlier of the Expiration Date or the date that is three months after termination of employment. Options that become nonforfeitable under this Paragraph 3(c) and vest after termination of employment will expire on the earlier of the Expiration date or the date that is three months after the applicable vesting date.
(d)Death. If the Employee ceases to be an Employee of the Employer by reason of death, 100% of the Options pursuant to this grant will vest on the date of death. Vested Options will expire on the earlier of the Expiration Date or the date that is one year after the date of death.
(e)Termination for Cause. If an Employee ceases to be an Employee of the Employer due to termination for Cause as defined in this Agreement, all Options, including vested Options, will expire on the date of termination of employment.

(f)Change in Control. If the employee ceases to be an Employee of the Employer due to Termination for Good Reason, as defined by the Plan, or an involuntary termination of employment either of which such termination occurs after a Change in Control, as defined in the Plan, (other than a termination for Cause, as defined in this Agreement, according to a determination made before the Change in Control) the Options will be 100% vested on the date of such termination of employment. Vested Options will expire on the Expiration Date.
(g)Disability. For purposes of vesting under Paragraph 3(c) of this Agreement, an Employee is deemed involuntarily to cease being an Employee of the Employer when the Employee has received maximum coverage under an Employer-provided short-term disability plan.
(h)Cause. “Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement; (ii) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time; (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.
(i)Recoupment rights. Nothing in this Agreement shall limit the Company’s right of recoupment of Options or any shares of Common Stock purchased by exercise of the Option, under the Plan or this Agreement as in effect on the Grant Date or any later date, including recoupment of payments pursuant to the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time, including any policy implemented after the Grant Date.
(j)Salary continuance. For purposes of determining the number of Options that are nonforfeitable and the date the Options expire under this Agreement or the Award Summary, the Committee or its authorized delegate may at its discretion, determine that termination of employment means the date on which salary continuance ends, and that “actual months of service” for such purposes include any period of salary continuance.
4.Method of Exercise.
(a)Notice. The Participant may exercise part or all of vested Options under this Agreement by giving the Company or its delegate written notice of intent to exercise, specifying the number of shares of Company Stock as to which the Options are to be exercised and such other information as the Company or its delegate may require.
(b)Payment. At such time as the Company shall determine, the Participant shall pay the Exercise Price (i) by personal check, cashier’s check or money order, (ii) unless the Company determines otherwise, by delivering shares of Company Common Stock owned by the Participant, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) by surrendering shares of Company Common Stock subject to the exercisable Option for an appreciation distribution payable in shares with a Fair Market Value on the date of exercise equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion exceeds the aggregate Exercise Price payable for the Shares (“net exercise”), or (v) by such other method as the Company may approve, to the extent permitted by applicable law. The Company may impose from time to time such limitations as it deems appropriate on the use of shares of Company stock to exercise the Option.
(c)Company rights. The obligation of the Company to deliver shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.
(d)Taxes. All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold shares or other amounts required to be withheld for any taxes. The Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Option. The Participant may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having Shares withheld to satisfy the applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. Unless the Company determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount. By accepting this Award, the Employee expressly consents to the Company’s and/or Employer’s rights to take all such actions permitted by the Plan as may be necessary or appropriate to satisfy any such withholding obligations with respect to the Options pursuant any foreign, federal, state or local taxes.
(e)Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Employee may exercise the Option during the Employee lifetime and, after the Employee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Participant, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement. An Option shall not be exercisable unless the holder provides to the satisfaction of the Committee that the holder is entitled to exercise the Option.
(f)Termination of Option. Upon exercise, the Option will terminate and cease to be outstanding.
OTHER TERMS
5.Rights of a Shareholder. The Employee shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.
6.Non-Assignability. An Option shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.
7.General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the Options or the issue or purchase of shares hereunder, the certificates for shares may not be issued in respect of Option in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the expiration date of the Options.
8.Responsibility for Taxes. Employee acknowledges that the ultimate responsibility for Employee’s Federal, state and municipal individual income taxes, the Employee’s portion of social security and other payroll taxes, and any other taxes related to Employee’s participation in the Plan and legally applicable to Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer.
9.Nature of Award. In accepting the award, Employee acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with provisions of the Plan regarding Plan amendment and termination and, in addition, the Options are subject to modification and adjustment pursuant to the terms of the Plan, the award of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;
(b)all decisions with respect to future Options awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
(c)Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the Options award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(d)Employee is voluntarily participating in the Plan;
(e)the Options and the shares of Common Stock subject to the Options are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of Employee’s employment contract, if any;
(f)the Options and the shares of Common Stock subject to the Options are not intended to replace any pension rights or compensation;

(g)the Options and the shares of Common Stock subject to the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;
(h)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(i)in consideration of the award of the Options, no claim or entitlement to compensation or damages shall arise from forfeiture of the Options, including, but not limited to, forfeiture resulting from termination of Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Employee shall be deemed irrevocably to have waived Employee’s entitlement to pursue such claim; and
(j)subject to the provisions in the Plan regarding Change in Control, Options and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
10.No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.
12.Subsidiary. As used herein the term” subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the date of award.
13.Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.
14.Recoupments.
(a)If an Employee or former Employee of the Employer is reasonably deemed by the Committee or its authorized delegate, as applicable, to have engaged in detrimental activity against the Employer, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of shares of Common Stock or other award from six-months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable. Detrimental activity may include:
(i) violating terms of a non-compete agreement with the Employer, if any;
(ii) disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;
(iii) violating any rules, policies, procedures or guidelines of the Employer;
(iv) directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;
(v) directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or

(vi) engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.
(b)If an accounting restatement by the Company is required in order to correct any material noncompliance with financial reporting requirements under relevant securities laws, the Company will have the authority to recover from executive officers or former executive officers, whether or not still employed by the Employer, any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, provided under this Agreement to executive officers of the Employer, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement. Notwithstanding anything herein to the contrary, the Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.
15.Cancellation and Rescission of Award. Without limiting the foregoing Paragraph  regarding non-engagement in detrimental activity against the Employer, the Company may cancel any award provided hereunder, and rescind and recoup any exercise, award or transfer of shares of Common Stock pursuant to this award, if the Employee is not in compliance with all of the following conditions:
(a)An Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b)An Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.
Notwithstanding the above, the Employer does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity. Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.
(c)An Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.
(d)If an Employee or former Employee of the Employer is determined by the Committee or its authorized delegate, as applicable, in its sole discretion exercised prior to a Change in Control to have failed to comply with any of the provisions of this Paragraph  15, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such failure to comply may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable.
16.Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 201 Merritt 7, Norwalk, CT 06851-1056, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.
17.Language. If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

18.Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any Employee who fails to comply with the Company’s acceptance requirement within six months of the effective date of the award.
19.Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
20.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 4 to the personal representatives, legatees and heirs of the Employee.
21.Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.
This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.
22.Severability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
23.Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
24.Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the Option award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Employee’s country (the “Appendix”). Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
25.Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on Employee’s participation in the Plan, on the Options and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

XEROX HOLDINGS CORPORATION
By
Douglas H. Marshall
Corporate Secretary